Exhibit 99.1
[Nurix logo]

Nurix Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Update
Entered into global collaboration with Roche for bexobrutideg, with potential total payments of up to $2.3 billion, including $700 million upfront payment
Co-development, co-commercialization collaboration includes comprehensive clinical development plan in malignant hematology and enables expansion of bexobrutideg into chronic spontaneous urticaria (CSU) and multiple sclerosis (MS)
Presented clinical data update at the European Hematology Association (EHA) supporting bexobrutideg's potential as a best-in-class BTK degrader across multiple lines of therapy in CLL
Well capitalized with cash, cash equivalents and marketable securities of $443.5 million as of May 31, 2026, and pro-forma cash of approximately $1.14 billion, including the expected $700 million upfront payment upon closing of the Roche collaboration
BRISBANE, Calif., July 9, 2026 (GLOBE NEWSWIRE) -- Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, today reported financial results for the fiscal quarter ended May 31, 2026, and highlighted significant corporate updates including Nurix’s entry into a global license and collaboration agreement with Roche for Nurix’s potential best-in-class BTK degrader bexobrutideg (NX-5948), continued advancement of its registrational program in chronic lymphocytic leukemia (CLL), expansion into immunology and neurology, and progress across its broader pipeline.
“The second quarter of 2026 was a defining period for Nurix and the targeted protein degradation field," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. "Our global collaboration with Roche, an industry leader, validates both the differentiated clinical profile of bexobrutideg in malignant hematology and its broader potential in immunology and inflammation. The co-development, co-commercialization structure of the agreement allows Nurix to pursue multiple opportunities in significant markets in both oncology and autoimmune disease with financial strength and global reach.”
Program Highlights*
Bexobrutideg Global Partnership with Roche
•Nurix announced a global collaboration agreement with Roche to co-develop and co-commercialize bexobrutideg across malignant hematology, immunology and neurology. Within 30 days following the effectiveness of the agreement, Nurix expects to receive a $700 million upfront payment and will be eligible to receive development, regulatory and commercial milestone payments for potential total payments of up to $2.3 billion, inclusive of the upfront payment. Development costs will be shared 40% by Nurix and 60% by Roche. Profits and losses in the United States will be shared equally and Nurix is eligible to receive tiered royalties on ex-U.S. sales.
•The collaboration includes a comprehensive development strategy spanning multiple hematologic malignancies and expansion into immune-mediated diseases, including planned Phase 2 studies in multiple sclerosis (MS) and chronic spontaneous urticaria (CSU).
•The collaboration agreement is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other required antitrust clearances.
Bexobrutideg Clinical Data Presented at EHA 2026
•Nurix reported new and updated clinical data from the ongoing NX-5948-301 Phase 1a/1b study demonstrating durable responses and a favorable tolerability profile in patients with relapsed/refractory CLL/SLL.
•Updated Phase 1a results demonstrated
◦Median progression-free survival of 22.1 months
◦Objective response rate (ORR) of 83%
◦Responses observed across difficult-to-treat patient populations, including patients with BTK resistance mutations, high-risk molecular features and central nervous system involvement
•New Phase 1b results demonstrated:
◦ORR of 92.9% among evaluable patients with 18 of 19 patients remaining on treatment at data cutoff in Cohort 5, evaluating patients previously treated with a BTK inhibitor but naïve to BCL2 inhibitor therapy

◦ORR of 84.2% among evaluable patients with 19 of 20 patients remaining on treatment at data cutoff in Cohort 15, evaluating BTKi-naïve patients including treatment-naïve patients
Bexobrutideg Clinical Development Program
•Enrollment continues in DAYBreak CLL-201, the pivotal Phase 2 trial designed to support a potential Accelerated Approval submission in patients with relapsed/refractory CLL whose disease has progressed following treatment with a covalent BTK inhibitor, a BCL2 inhibitor and a non-covalent BTK inhibitor.
•Preparations continue for DAYBreak CLL-306, the global randomized Phase 3 confirmatory trial evaluating bexobrutideg versus pirtobrutinib in patients with relapsed/refractory CLL following prior BTK inhibitor therapy with the dosing of the first patient anticipated in mid-2026.
•Preparations continue for the Phase 1b/2 Study Basket Combination Study to define optimal treatment regimens to support the initiation of combination pivotal trials in CLL and potentially mantle cell lymphoma (MCL) and Waldenstrom’s macroglobulinemia (WM).
•Nurix continues to enroll select cohorts in the NX-5948-301 Phase 1a/1b clinical trial (NCT05131022) in patients with relapsed or refractory B cell malignancies. The Phase 1b study includes cohorts testing the safety and efficacy of the 600 mg dose of bexobrutideg in earlier lines of therapy in CLL patients and in NHL patients. Updated data from this study are anticipated to be presented at upcoming medical meetings throughout 2026. More information on the ongoing Phase 1a/1b trial of bexobrutideg is available at www.clinicaltrials.gov.
Expansion of Bexobrutideg Development into Immunology and Neurology
•Presented new preclinical and Phase 1 translational data from healthy volunteers at the 2026 Society for Investigative Dermatology Annual Meeting supporting the potential of bexobrutideg in chronic spontaneous urticaria. Data demonstrated potent and selective BTK degradation across key immune cell populations, robust degradation in blood and skin following oral administration of the new tablet formulation, and enhanced suppression of FcεRI-driven biology compared with BTK inhibition.
•Continued advancement of a healthy volunteer SAD/MAD study evaluating the new tablet formulation of bexobrutideg to support potential future development in immunology and neurology indications with planning underway for the initiation of Phase 2 trials in CSU and MS.
Broader Pipeline Highlights
Preclinical Oncology Pipeline
•Presented new data at the 2026 AACR Annual Meeting highlighting progress across multiple targeted protein degradation programs, including pan-mutant BRAF degrader NRX-0305, CBL-B program NX-1607 and AURKA degrader NRX-4972.
•Data reinforced the potential for targeted protein degradation to overcome key limitations of conventional therapeutic approaches, including treatment resistance and incomplete pathway suppression.
NX-1607
•Nurix has completed enrollment of current Phase 1a dose escalation cohorts of NX-1607, an investigational oral CBL-B inhibitor, across multiple solid tumor oncology indications and is reviewing the data to determine next steps.
Zelebrudomide
•Zelebrudomide is an orally bioavailable degrader of BTK and the cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) designed for the treatment of relapsed or refractory B-cell malignancies. Nurix has completed enrollment in the current dose escalation cohorts of the Phase 1 trial (NCT04830137) and is reviewing the data to determine next steps.
Strategic Collaborations
•In addition to the Roche collaboration, Sanofi continues to advance the STAT6 degrader, NX-3911, in IND-enabling studies. Nurix retains the right to opt-in after clinical proof of concept to a 50/50 U.S. profit share and co-development agreement. Gilead continues to advance the IRAK-4 degrader, GS-6791, in an ongoing first-in-human Phase 1 study in healthy volunteers. Nurix retains the right to opt-in after Phase 1 to a 50/50 U.S. profit share and co-development, `subject to certain restrictions. Nurix and Pfizer continue to progress multiple preclinical degrader antibody conjugate (DAC) programs. In the second fiscal quarter of 2026, Nurix earned a $2 million milestone payment from Sanofi.
*Expected timing of events throughout this press release is based on calendar year quarters.

Fiscal Second Quarter 2026 Financial Results
Revenue for the three months ended May 31, 2026, was $9.0 million compared with $44.1 million for the three months ended May 31, 2025. The decrease was primarily due to $30 million of license revenue from two Sanofi license extensions in the prior year. During the three months ended May 31, 2026, Nurix achieved a research milestone under its collaboration with Sanofi of $2 million.
Research and development expenses for the three months ended May 31, 2026, were $87.7 million compared with $78.1 million for the three months ended May 31, 2025. The increase was primarily related to clinical costs and contract manufacturing costs as Nurix continued to accelerate the enrollment of patients in the ongoing Phase 2 trial of bexobrutideg and to enable the initiation of Phase 3 trials.
General and administrative expenses for the three months ended May 31, 2026, were $15.6 million compared with $14.3 million for the three months ended May 31, 2025. The increase was primarily due to an increase in legal costs for collaboration and business development activities.
Net loss for the three months ended May 31, 2026, was $89.5 million or ($0.81) per share compared with $43.5 million or ($0.52) per share for the three months ended May 31, 2025.
Cash, cash equivalents and marketable securities were $443.5 million as of May 31, 2026, compared to $592.9 million as of November 30, 2025. In addition, we expect to receive the $700 million upfront payment from Roche in the third fiscal quarter of 2026.

About Bexobrutideg
Bexobrutideg (NX-5948) is an investigational, orally bioavailable, brain-penetrant, highly selective small-molecule degrader of Bruton’s tyrosine kinase (BTK) being developed by Nurix and Roche as a potential best-in-class therapy across oncology, immunology and neurology.
Bexobrutideg is currently being evaluated in the DAYBreak CLL-201 clinical trial (NCT07221500), a pivotal single-arm Phase 2 study in patients with relapsed or refractory chronic lymphocytic leukemia (CLL), and in the NX-5948-301 Phase 1a/1b clinical trial (NCT05131022) in patients with relapsed or refractory B-cell malignancies. A new tablet formulation of bexobrutideg is also being evaluated in a first-in-human single-ascending-dose and multiple-ascending-dose study in healthy volunteers (NCT06717269) to support future development in immunology and neurology indications. Additional information about ongoing clinical trials can be found at clinicaltrials.gov.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, a new frontier in drug discovery aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s clinical stage oncology pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s autoimmune disease pipeline includes a clinical-stage degrader of IRAK-4 in collaboration with Gilead and preclinical stage degrader of STAT6 in collaboration with Sanofi. Nurix’s broader drug discovery pipeline consists of a multiple additional wholly-owned programs as well as those under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by an AI-integrated discovery engine capable of tackling virtually any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in Brisbane, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; Nurix's plans and expectations with respect to the clinical trials for its drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; the potential benefits of and Nurix’s expectations with respect to its strategic collaborations; and the effectiveness of the Roche collaboration and receipt of the upfront payment and potential future milestone payments. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional and military conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property; (vii) the Roche Collaboration Agreement is subject to closing conditions, including antitrust clearances, and may not close when expected or at all; and (viii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2026, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors & Media
Kris Fortner
Nurix Therapeutics, Inc.
kfortner@nurixtx.com

Nurix Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Revenue:
Collaboration revenue	$9,043	$14,056	$15,295	$32,509
License revenue	—	30,000	—	30,000
Total revenue	9,043	44,056	15,295	62,509
Operating expenses:
Research and development	87,653	78,096	171,789	147,759
General and administrative	15,594	14,282	30,205	25,936
Total operating expenses	103,247	92,378	201,994	173,695
Loss from operations	(94,204)	(48,322)	(186,699)	(111,186)
Interest and other income, net	4,398	5,618	9,719	12,131
Loss before income taxes	(89,806)	(42,704)	(176,980)	(99,055)
Provision for (benefit from) income taxes	(271)	760	(271)	760
Net loss	$(89,535)	$(43,464)	$(176,709)	$(99,815)
Net loss per share, basic and diluted	$(0.81)	$(0.52)	$(1.60)	$(1.19)
Weighted-average number of shares outstanding, basic and diluted	111,084,423	83,882,477	110,583,610	83,723,403

Nurix Therapeutics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	May 31,	November 30,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$67,685	$246,960
Marketable securities	375,844	345,981
Prepaid expenses and other current assets	12,952	13,878
Total current assets	456,481	606,819
Operating lease right-of-use assets	50,107	50,517
Property and equipment, net	20,007	22,490
Restricted cash	968	968
Other assets	7,977	7,341
Total assets	$535,540	$688,135
Liabilities and stockholdersʼ equity
Current liabilities:
Accounts payable	$12,208	$11,215
Accrued expenses and other current liabilities	43,267	54,852
Operating lease liabilities, current	3,221	2,824
Deferred revenue, current	13,324	17,580
Total current liabilities	72,020	86,471
Operating lease liabilities, net of current portion	54,922	52,906
Deferred revenue, net of current portion	5,971	10,011
Total liabilities	132,913	149,388
Stockholdersʼ equity:
Common stock	104	102
Additional paid-in capital	1,582,603	1,541,766
Accumulated other comprehensive income (loss)	(145)	105
Accumulated deficit	(1,179,935)	(1,003,226)
Total stockholdersʼ equity	402,627	538,747
Total liabilities and stockholdersʼ equity	$535,540	$688,135